Exhibit 10(l)
Directors’ Compensation Arrangements
     At its meeting on December 6, 2006, our Board of Directors, at the recommendation of the Compensation Committee, approved an increase to the annual retainer fee for our non-employee directors to $40,000 from $35,000, effective January 1, 2007. In addition, our non-employee directors receive $2,000 per board meeting attended and $1,000 per telephone conference attended, including, as of the fourth quarter of 2005, a $1,000 fee for meetings or conferences attended as part of their duties as a board or committee member. The Chairman of the Compensation Committee is also paid an additional fee of $5,000 per year, and effective January 1, 2007, the additional fee for the non-executive Chairman of the Board was increased from $5,000 per year to $20,000 per year. The Chairman of the Audit Committee is paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. The members of the Audit Committee may also receive an additional $5,000 per year fee for performing special services. The only such award to date has been to Mr. Heather, who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002.
     The Company’s Director Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock (see Exhibit 10(g) to this Report).
     During the period between August 2004 and January 2005, we issued to each non-employee director 20,000 shares of restricted stock that vest over a period of five years, 20% per annum. As per the terms of the agreement, the Company retains 60% of the shares as they vest, with such shares to be released when the director separates from the Company. The remaining 40% are issued to the director on the vesting dates.
     During 2005 and 2006, we granted each non-employee director stock options or stock appreciation rights payable in common stock (“SARs”). These awards cliff vest four years from the date of grant and have an exercise price equal to the closing market price on the date of grant. Each director received 6,000 stock options in January 2005 and 3,000 SARs in February 2006 as part of their annual grants for that year. In January 2007, we gave each non-employee director 2,000 additional shares of restricted stock that cliff vest three years from the date of grant in lieu of any additional stock options or SARs. As per the terms of the restricted stock agreements, the Company retains 60% of the shares when they vest, with such shares to be released when the director separates from the Company. The remaining 40% are issued to the director on the vesting date.